Pricing Sheet dated December 27, 2010 relating to

Preliminary Pricing Supplement No. 2010-MTNDD0688 dated December 1, 2010 and

Offering Summary No. 2010-MTNDD0688 dated December 1, 2010

Registration Statement Nos. 333-157386 and 333-157386-01

Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S Equities

Market-Linked Notes Based on the Value of the Dow Jones Industrial AverageSM due December 27, 2017

P R I C I N G T E R M S
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company
Issue price:	$1,000 per note (see “Underwriting fee and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$ 12,140,000
Pricing date:	December 27, 2010
Original issue date:	December 30, 2010
Valuation date:	December 21, 2017, subject to adjustment for non-index business days and certain market disruption events
Maturity date:	December 27, 2017
Underlying index:	The Dow Jones Industrial AverageSM
Payment at maturity:	The payment at maturity per $1,000 note will equal: $1,000 + note return amount, if any.
Note return amount:

(i) If the final index value exceeds the initial index value, the note return amount will equal the product of: $1,000 × index percent change × participation rate of 105%.

(ii) If the final index value is less than or equal to the initial index value, the note return amount will equal zero.

Index percent change:	(final index value - initial index value) / initial index value
Initial index value:	11,555.03. The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
CUSIP:	1730T0LF4
ISIN:	US1730T0LF48
Listing:	The notes will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer.

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to the Issuer
Per note	$1,000	$35	$965
Total	$12,140,00	$424,900	$11,715,100

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $990 per note.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $35 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $35 for each note they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $35 for each note they sell. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by an investor.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE OFFERING SUMMARY AND RELATED PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Offering Summary, filed on December  1, 2010;

http://www.sec.gov/Archives/edgar/data/1318281/000119312510272074/dfwp.htm

Preliminary Pricing Supplement, Subject to Completion, filed on December 1, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510271996/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.